December 3, 1997           Page 1



                                December 3, 1997


PERSONAL AND CONFIDENTIAL


---------------
Flagstar Corporation
203 East Main Street
Spartanburg, SC  29319

Dear ____________:

         This letter agreement between _________________ (the "Executive") and Flagstar Corporation (the "Company") replaces in its entirety the letter agreement between the Company and the Executive dated January 15, 1997 (the "Employment Agreement"); provided, however, the Change of Control and Severance provisions contained in said prior agreement shall not be revoked, rescinded or cancelled unless and until a stock option agreement containing terms as described on Attachment A is signed and returned to the Company by the Executive. This agreement is entered into as an inducement to the Executive to continue in the employ of the Company. With respect to the period from and after Flagstar Corporation's emergence from bankruptcy protection, the "Company" shall also refer herein to Reorganized Flagstar as such term is used in the Plan of Reorganization confirmed by the U. S. Bankruptcy Court as of November 7, 1997.


         1. LEADERSHIP BONUS. In addition to other salary or bonus payments and benefits to which the Executive is otherwise entitled, the Executive shall be entitled to receive the following payments (the "Leadership Bonus") provided the Executive continues to be employed by the Company (or a subsidiary thereof) as of the accrual date indicated:

               Accrual Date                       Payment Amount

               December 31, 1997                  $100,000
               June 30, 1998                      $ 50,000
               December 31, 1998                  $125,000
               June 30, 1999                      $ 50,000
               December 31, 1999                  $175,000

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December 3, 1997                                                          Page 2


Each such payment shall be due and payable to the Executive on or before fifteen
(15) days following the corresponding accrual date. Any unaccrued portion of such Leadership Bonus shall be forfeited upon termination of the Executive's employment for Cause, as defined herein, or upon the voluntary termination of employment by the Executive. If the Executive's employment is terminated by the Company for any reason other than for Cause, the Executive shall be entitled to receive any unaccrued portion of such Leadership Bonus at the time of payment of any other Severance Payments set forth in Section 3 hereof and any other payments payable upon such termination of employment under the Employment Agreement. For purposes of this letter agreement, "Cause" shall mean (A) the Executive's habitual neglect of his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony,
(C) the Executive's failure to follow any lawful directive of the Board or Chief Executive Officer ("CEO") consistent with the Executive's position and duties,
(D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement by the Executive; provided that the Company shall provide the Executive (x) written notice specifying the nature of the alleged Cause, and, with respect to Clauses (A), (C) and (E), (y) a reasonable opportunity to appear before the Board or CEO to discuss the matter, and (z) a reasonable opportunity to cure any such alleged Cause.


         2. STOCK OPTIONS. Upon the emergence of the Company from bankruptcy protection and the issuance of new common stock of the Company, the Executive will be granted stock options in the new common stock in the amounts and on the vesting schedule set forth on Attachment A. The Executive shall immediately become one hundred percent vested in, and eligible to exercise, all stock options that have been granted to him/her by the Company in the event of (a) his/her actual or constructive termination as described in Section 3 (a) or (b) below, (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company's assets, (d) a merger or consolidation involving the Company in which the company is not the surviving corporation, (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding common stock of the Company.


         3. SEVERANCE PAYMENT. The Executive shall receive a severance payment (as described below) if either (a) the Company elects to terminate the Executive's employment for any reason other than Cause as defined in Section 1 above, or (b) the Company takes an action that reduces the Executive's base salary, or the Executive no longer has the position or responsibility of the

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December 3, 1997                                                          Page 3


Company's chief legal officer. If either event described in subsection (a) or
(b) above occurs then the Executive shall receive a single lump sum payment equal to (i) two times the Executive's then current base pay (in no event less than $450,000 in total); plus (ii) an amount (grossed up at a total of forty-five [45%] percent for federal, state and local income taxes) equal to the Company's then actual benefit credits for an eighteen (18) month period (the "Severance Payment"); plus (iii) accrued but unused vacation time. Such Severance Payment shall be made to Executive within five (5) business days following any such termination. The Executive will also be entitled to receive career placement advice and counseling at the Company's expense for a period of eighteen (18) months. In the event the Executive is terminated during a calendar year for which an annual bonus is paid by the Company, the annual bonus to which the Executive would have otherwise been entitled shall be prorated and included as a part of the Severance Payment, provided the Executive was employed for at least six (6) months during that year. This prorated bonus payment shall be paid to the Executive at the same time as payments are made to actively employed bonus recipients. Further, should such an event of termination of the Executive's employment occur, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.


         4. SUBSIDIARY GUARANTIES. The Company's payment obligations herein in respect to the Leadership Bonus and the Severance Payment shall be unconditionally guaranteed by the Company's subsidiaries, Denny's, Inc., DFO, Inc., El Pollo Loco, Inc., Quincy's Restaurants, Inc., and Flagstar Enterprises, Inc., such subsidiaries being among the principal operating subsidiaries receiving the benefits of the Executive's continuing employment with the Company. Such subsidiary guaranties shall be "guaranties of payment" and not "guaranties of collection."
         Except as supplemented and modified hereby, the Employment Agreement and the severance benefits therein contained shall remain in effect and binding on the Executive and the Company. Nothing herein shall be deemed to modify in any respect the right of the Company to terminate the services of the Executive in accordance with the terms of the Employment Agreement and Company policies now or hereafter in effect.


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December 3, 1997                                                          Page 4


         If you are in agreement with these terms, please sign one copy of this letter and return it to Stephen Wood.

                                             Sincerely,




                                             James B. Adamson
                                             Chairman, Chief Executive Officer
                                             and President


cc:      Rhonda J. Parish
         Stephen W. Wood









Agreed and accepted:




________________________________            _________________  ___, 199__



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December 3, 1997                                                          Page 5


         By authority duly obtained as of the date first above written, the undersigned, Denny's, Inc., DFO, Inc., El Pollo Loco, Inc., Quincy's Restaurants, Inc., and Flagstar Enterprises, Inc., indirect subsidiaries of the Company, hereby jointly and severally guarantee the payment by the Company to the Executive of the Leadership Bonus, the Change of Control Benefit, and the Severance Payment as provided above. In providing such guaranty, each such guarantor acknowledges that it is receiving and will receive substantial and meaningful benefits and services from the Executive's continued employment with the Company. Each such guaranty shall be a guaranty of payment and not of collection.


Denny's, Inc.                           Quincy's Restaurants, Inc.


By:                                              By:




DFO, Inc.                               Flagstar Enterprises, Inc.



By:                                                       By:






El Pollo Loco, Inc.


By:


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